                                                                       Exhibit 5
                                                                       ---------

                        [Letterhead of Hunton & Williams]

May 2, 2001


Board of Directors
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois  60093

     RE:  Kraft Foods Inc. Registration Statement on Form S-1 (No. 333-57162)
     -----------------------------------------------------------------------

Ladies and Gentlemen:

         We are acting as counsel for Kraft Foods Inc. (the "Company") in connection with its Registration Statement on Form S-1, and any amendments thereto (the "Registration Statement"), as filed with the Securities and Exchange Commission, with respect to a maximum of 308,000,000 million shares of the Company's Class A common stock, without par value (the "Shares"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         In connection with the foregoing, we have examined the following documents: (i) the Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Registration Statement; (iii) the form of underwriting agreement (the "Underwriting Agreement") proposed to be entered into among the Company, as issuer, and Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., as representatives of the several underwriters named therein; (iv) the form of stock certificate representing the Shares; and (v) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions of the Pricing Committee of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. As to certain factual matters, we have relied upon a certificate of the State Corporation Commission of the Commonwealth of Virginia.

         For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals; (iii) the legal capacity of natural persons; and (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Company and the validity and binding effect thereof upon the Company).

         We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the United States of America.

Board of Directors
May 2, 2001
Page 2


         Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         2. After appropriate authorization by the Pricing Committee of the Board of Directors of the Company of the issue and sale of the Shares, upon issuance and sale of the Shares as described in the Registration Statement and receipt by the Company of full payment therefor in accordance with the corporate authorization, the Shares will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Validity of Class A Common Stock" therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



                                          Very truly yours,

                                          /s/ Hunton & Williams